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                                                                    EXHIBIT 23.5




                                October 28, 1998



Board of Directors
Bank of Stockdale, F.S.B.
5151 Stockdale Highway
Bakersfield, California  93309

Members of the Board:

        We hereby consent to the use of our firm's name in the Proxy Statement/ Prospectus to be filed with the Securities and Exchange Commission (the "Registration Statement") by VIB Corp ("VIB Corp") in connection with VIB Corp's proposed acquisition of Bank of Stockdale, F.S.B. ("Stockdale").

        We further consent to references to, and the inclusion of, our Fairness Opinion of September 9, 1998 directed to the Board of Directors of Stockdale in such Registration Statement.


                                        Sincerely,




                                        HOVDE FINANCIAL, INC.